Amalgamated Financial Corp. Reports Record Fourth Quarter 2022 Financial Results NEW YORK – (Globe Newswire) -- January 26, 2023: Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the fourth quarter ended December 31, 2022. Fourth Quarter 2022 Highlights (on a linked quarter basis) • Net income of $24.8 million, or $0.80 per diluted share, compared to $22.9 million, or $0.74 per diluted share. • Core net income excluding the impact of solar tax equity investments (non-GAAP)1 was $27.2 million, or $0.87 per diluted share, as compared to $24.8 million, or $0.80 per diluted share. • Average cost of deposits of 34 basis points for the quarter, where non-interest-bearing deposits comprised 51% of total deposits. • Loans receivable, net of allowance and deferred fees and costs, increased $231.8 million, or 6.1%, to $4.1 billion. • PACE assessments grew $55.2 million to $911.9 million, comprised of a $34.6 million increase in commercial and a $20.6 million increase in residential. • Net interest income was level at $67.3 million compared to $67.6 million, while net interest margin grew by 6 basis points to 3.56%, compared to 3.50%. Full Year 2022 Highlights (from year end 2021) • Net income of $81.5 million, or $2.61 per diluted share, compared to $52.9 million, or $1.68 per diluted share. • Core net income excluding the impact of solar tax equity investments (non-GAAP)1 was $87.2 million, or $2.79 per diluted share, as compared to $55.1 million, or $1.75 per diluted share, or an increase of 58.3%. • Total deposits increased by $238.8 million, or 3.76% to $6.6 billion, with a peak balance of $7.4 billion in August leading up to the congressional elections held in November. • Loans receivable, net of allowance and deferred fees and costs, increased $784.6 million, or 23.9%, to $4.1 billion. • Net interest income increased $65.5 million or 37.6%, to $239.8 million compared to $174.3 million. • Nonaccrual loans decreased to $21.7 million or 0.5% of total loans compared to $28.2 million or 0.9% of total loans. • Credit quality improved as classified or criticized assets declined by $125.3 million or 54.3% to $105.6 million. • Regulatory capital remains above bank “well capitalized” standards. Priscilla Sims Brown, President and Chief Executive Officer, commented, “Our record fourth quarter and full year 2022 results reflect the successful execution of the strategy that we outlined eighteen months ago. A strategy that was designed to accelerate loan growth, improve our profitability, and drive earnings as we strived to be the most improved bank in the country for financial metrics. I am proud to say that our full year 2022 results have exceeded our expectations as we grew our loan portfolio 23.9%, improved our return on average assets 24 bps to 1.05% and increased diluted earnings per share 56% to $2.61. With these results and momentum, I am excited to lead our Bank into its next centennial and I am delighted to honor the women and men who have shaped Amalgamated’s 100 year-old history.” Fourth Quarter Earnings 1 Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

Net income for the fourth quarter of 2022 was $24.8 million, or $0.80 per diluted share, compared to $22.9 million, or $0.74 per diluted share, for the third quarter of 2022. The $1.9 million increase for the fourth quarter of 2022 was primarily due to an $0.7 million decrease in non-interest expense, a $0.9 million decrease in provision for loan losses, and a $1.3 million decrease in income tax expense related to an elected change in taxable income recognition, offset by a $0.3 million decrease in net interest income, a $0.8 million decrease in non-interest income. Core net income excluding the impact of solar tax equity investments (non-GAAP)1 for the fourth quarter of 2022 was $27.2 million, or $0.87 per diluted share, compared to $24.8 million, or $0.80 per diluted share, for the third quarter of 2022. Excluded from core net income for the fourth quarter of 2022 was $1.4 million of pre-tax losses on the sale of securities and $1.7 million of accelerated depreciation from our solar tax equity investments. Excluded from the third quarter of 2022 was $1.8 million of pre-tax losses on the sale of securities, $0.6 million of pre-tax gains on subordinated debt repurchases, and $1.3 million of accelerated depreciation from our solar tax investments. Presentation excluding the temporary effect of the tax credits and accelerated depreciation of our solar tax equity investments isolates the financial statement volatility associated with these investments. Net interest income was $67.3 million for the fourth quarter of 2022, compared to $67.6 million for the third quarter of 2022. The $0.3 million decrease from the preceding quarter reflected increased interest expense on deposits of $3.2 million driven by a 40 basis point increase in interest-bearing deposit costs, and $4.8 million in increased interest expense from borrowings, primarily related to interest expense on Federal Home Loan Bank advances. The increase in interest expense was offset by higher interest income on securities of $4.0 million, driven by a 73 basis point increase in securities yield, and loan interest income which increased by $4.2 million, driven by a $283.9 million increase in average loan balance, and a 13 basis point increase in loan yields. Net interest margin was 3.56% for the fourth quarter of 2022, an increase of six basis points from 3.50% in the third quarter of 2022. Increases in yields on interest-earning assets were offset by increased rates and average balances of interest-bearing liabilities, particularly due to an increase in Federal Home Loan Bank advances. Prepayment penalties earned in loan income contributed one basis point to our net interest margin in the fourth quarter of 2022, compared to four basis points in the third quarter of 2022. Provision for loan losses totaled an expense of $4.4 million for the fourth quarter of 2022 compared to an expense of $5.4 million in the third quarter of 2022. The decrease in provision expense in the fourth quarter of 2022 was primarily related to $1.6 million in charge-offs related to nonperforming loans that were transferred to held for sale in the previous quarter and subsequently sold in the current quarter. Adjusted, our provision for loan losses in the current quarter increased by $0.6 million related to higher loan balances, increases in certain specific reserves, and elevated charge-offs in consumer solar loans. Core non-interest income excluding the impact of solar tax equity investments (non-GAAP)1 was $7.3 million for the fourth quarter of 2022, compared to $7.5 million in the third quarter of 2022. The decrease of $0.2 million was primarily driven by slightly lower Trust Department fees, a $0.2 million loss on the disposition of other real estate owned, and a $0.6 million loss on the sale of nonperforming held for sale loans, mostly offset by increased business banking fees and one-time beneficiary income on bank-owned life insurance.

Core non-interest expense (non-GAAP)1 for the fourth quarter of 2022 was $35.6 million, a decrease of $0.7 million from the third quarter of 2022. This was primarily driven by a $1.5 million decrease in professional fees, offset by a $0.5 million increase in advertising and promotion expense, and increased other expenses related to recruiting services. Our provision for income tax expense was $6.8 million for the fourth quarter of 2022, compared to $8.1 million for the third quarter of 2022. Our effective tax rate for the fourth quarter of 2022 was 21.6%, compared to 26.0% for the third quarter of 2022. The decrease in tax expense was related to an elected change in taxable income recognition. Without the change in election, our effective tax rate was 26.1%. Balance Sheet Quarterly Summary Total assets were $7.8 billion at December 31, 2022, compared to $7.9 billion at September 30, 2022. Notable changes within individual balance sheet line items include a $96.1 million decrease in investment securities, $231.8 million increase in loans receivable, net, a $167.1 million decrease in resell agreements, a $565.3 million decrease in deposits, and an increase in borrowed funds of $505.0 million. Total loans receivable, net of allowance and deferred fees and costs, at December 31, 2022 were $4.1 billion, an increase of $231.8 million, or 6.1%, compared to September 30, 2022. The increase in loans is primarily driven by a $120.6 million increase in commercial and industrial loans, an $82.7 million increase in multifamily loans, and a $39.8 million increase in residential loans, offset by a $3.8 million decrease in consumer and other loans, a $1.3 million decrease in construction and land development loans, and a $2.9 million decrease in commercial real estate loans as we continue to reduce that asset class exposure. Our continued focus on credit quality improvement resulted in $12.7 million of payoffs of criticized or classified loans in the quarter. Deposits at December 31, 2022 were $6.6 billion, a decrease of $565.3 million, or 7.9%, as compared to $7.2 billion as of September 30, 2022. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $643.6 million as of December 31, 2022, a decrease of $513.7 million compared to $1.2 billion as of September 30, 2022. The decline in political deposits is related to the conclusion of congressional elections in the fourth quarter of 2022 and is in-line with expectations we shared in the previous quarter. Non-interest-bearing deposits represent 53% of average deposits and 51% of ending deposits for the quarter ended December 31, 2022, contributing to an average cost of deposits of 34 basis points in the fourth quarter of 2022. Nonperforming assets totaled $34.8 million, or 0.4% of period-end total assets at December 31, 2022, a decrease of $19.5 million, compared with $54.3 million, or 0.7% on a linked quarter basis. The decrease in nonperforming assets was primarily driven by the sale of $10.2 million of restructured loans held for sale, and $12.7 million in payoffs of criticized or classified loans. The allowance for loan losses increased $2.9 million to $45.0 million at December 31, 2022 from $42.1 million at September 30, 2022, primarily due to higher loan balances. At December 31, 2022, we had $27.8 million of impaired loans for which a specific allowance of $5.7 million was made, compared to $38.2 million of impaired loans at September 30, 2022 for which a specific allowance of $5.2 million was made. The ratio of allowance to total loans was 1.10% at December 31, 2022 and 1.09% at September 30, 2022.

Capital Quarterly Summary As of December 31, 2022, our Common Equity Tier 1 Capital Ratio was 11.82%, Total Risk-Based Capital Ratio was 14.28%, and Tier-1 Leverage Capital Ratio was 7.52%, compared to 11.91%, 14.43% and 7.16%, respectively, as of September 30, 2022. Stockholders’ equity at December 31, 2022 was $509.0 million, compared to $487.7 million at September 30, 2022. The increase in stockholders’ equity was primarily driven by $24.8 million of net income, partially offset by $3.2 million in dividends. There was no significant change during the quarter to the accumulated other comprehensive loss due to the tax effected mark-to-market on our securities portfolio. Our tangible book value per share (non-GAAP)1 was $16.05 as of December 31, 2022 compared to $15.37 as of September 30, 2022, primarily a result of $24.8 million of net income in the quarter. Tangible common equity (non-GAAP)1 was 6.30% of tangible assets, compared to 6.00% as of September 30, 2022. Conference Call As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its fourth quarter results today, January 26, 2023 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Fourth Quarter 2022 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13733696. The telephonic replay will be available until February 2, 2023. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call. The presentation materials for the call can be accessed on the investor relations section of our website at https://ir.amalgamatedbank.com/. About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York- based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of December 31, 2022, our total assets were $7.8 billion, total net loans were $4.1 billion, and total deposits were $6.6 billion. Additionally, as of December 31, 2022, our trust business held $38.1 billion in assets under custody and $13.4 billion in assets under management.

Non-GAAP Financial Measures This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.” Our management utilizes this information to compare our operating performance for December 31, 2022 versus certain periods in 2022 and 2021 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com. Terminology Certain terms used in this release are defined as follows: “Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core efficiency ratio excluding solar tax impact” is defined as “Core non-interest expense” divided by “Core operating revenue excluding solar tax impact.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, and taxes on notable pre- tax items. We believe the most directly comparable GAAP financial measure is net income. “Core net income excluding solar tax impact” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and accelerated depreciation on solar equity investments, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, restructuring/severance, and acquisitions. We believe the most directly comparable GAAP financial measure is total non- interest expense. “Core non-interest income excluding the impact of solar tax equity investments” is defined as total non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is non-interest income. “Core operating revenue” is defined as total net interest income plus “core non-interest income”, defined as non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core operating revenue excluding solar tax impact” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average assets excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Core return on average tangible common equity excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Tangible assets” are defined as total assets excluding, as applicable, goodwill and core deposit intangibles. We believe the most directly comparable GAAP financial measure is total assets. “Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

Forward-Looking Statements Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward- looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continued fluctuation of the interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, which may have an adverse impact on our business, operations and performance, and could have a negative impact on our credit portfolio, share price, and borrowers; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (viii) any matter that would cause us to conclude that there was impairment of any asset, including intangible assets; (ix) the results of regulatory examinations; (x) potential deterioration in real estate values; (xi) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xii) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xiii) increased competition for experienced executives in the banking industry; (xiv) a failure in or breach of our operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; and (xv) the outcome of any legal or regulatory proceedings that may be instituted against us; and (xvi) physical and transitional risks related to climate change as they impact our business and the businesses that we finance. Additional factors which could affect the forward- looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172

Consolidated Statements of Income

($ in thousands)	Three Months Ended December 31, 2022 (unaudited)	Three Months Ended September 30, 2022 (unaudited)	Three Months Ended December 31, 2021 (unaudited)	Year Ended December 31, 2022 (unaudited)	Year Ended December 31, 2021
INTEREST AND DIVIDEND INCOME					
Loans	$ 42,492	$ 38,264	$ 32,138	$ 145,649	$ 123,318
Securities	35,567	31,580	16,549	110,654	56,557
Interest-bearing deposits in banks	485	971	200	2,186	651
Total interest and dividend income	78,544	70,815	48,887	258,489	180,526
INTEREST EXPENSE					
Deposits	5,682	2,491	1,407	11,056	5,823
Borrowed funds	5,516	696	399	7,593	399
Total interest expense	11,198	3,187	1,806	18,649	6,222
NET INTEREST INCOME	67,346	67,628	47,081	239,840	174,304
Provision for (recovery of) loan losses	4,434	5,363	3,568	15,002	(287)
Net interest income after provision for loan losses	62,912	62,265	43,513	224,838	174,591
NON-INTEREST INCOME					
Trust Department fees	3,607	3,872	2,881	14,449	13,352
Service charges on deposit accounts	2,991	2,735	2,414	10,999	9,355
Bank-owned life insurance	986	785	530	3,868	2,388
Gain (loss) on sale of securities	(1,373)	(1,844)	(106)	(3,637)	649
Gain (loss) on sale of loans, net	(578)	(367)	181	(610)	1,887
Gain (loss) on other real estate owned, net	(168)	—	—	(168)	(407)
Equity method investments	(1,416)	(1,151)	5,870	(2,773)	150
Other	177	973	591	1,769	1,015
Total non-interest income	4,226	5,003	12,361	23,897	28,389
NON-INTEREST EXPENSE					
Compensation and employee benefits	19,470	19,527	17,359	74,712	69,844
Occupancy and depreciation	3,345	3,481	3,730	13,723	14,023
Professional fees	1,684	3,173	3,742	10,417	12,961
Data processing	4,072	4,149	5,194	17,732	16,042
Office maintenance and depreciation	696	807	695	3,012	3,057
Amortization of intangible assets	262	262	302	1,047	1,207
Advertising and promotion	1,331	795	982	3,741	3,230
Other	4,710	4,064	3,028	16,187	11,891
Total non-interest expense	35,570	36,258	35,032	140,571	132,255
Income before income taxes	31,568	31,010	20,842	108,164	70,725
Income tax expense (benefit)	6,813	8,066	4,918	26,687	17,788
Net income	24,755	22,944	15,924	81,477	52,937
Earnings per common share - basic	$ 0.81	$ 0.75	$ 0.51	$ 2.64	$ 1.70
Earnings per common share - diluted	$ 0.80	$ 0.74	$ 0.50	$ 2.61	$ 1.68

Consolidated Statements of Financial Condition ($ in thousands) December 31, 2022 September 30, 2022 December 31, 2021 Assets (unaudited) (unaudited) Cash and due from banks $ 5,110 $ 3,404 $ 8,622 Interest-bearing deposits in banks 58,430 62,819 321,863 Total cash and cash equivalents 63,540 66,223 330,485 Securities: Available for sale, at fair value 1,812,476 1,957,486 2,113,410 Held-to-maturity, at amortized cost 1,541,301 1,492,423 843,569 Loans held for sale 7,943 17,916 3,279 Loans receivable, net of deferred loan origination costs 4,106,002 3,871,290 3,312,224 Allowance for loan losses (45,031) (42,122) (35,866) Loans receivable, net 4,060,971 3,829,168 3,276,358 Resell agreements 25,754 192,834 229,018 Accrued interest and dividends receivable 41,441 34,767 28,820 Premises and equipment, net 9,856 10,539 11,735 Bank-owned life insurance 105,624 105,915 107,266 Right-of-use lease asset 28,236 29,991 33,115 Deferred tax asset 62,507 64,046 26,719 Goodwill 12,936 12,936 12,936 Other intangible assets 3,105 3,366 4,151 Equity investments 8,305 7,683 6,856 Other assets 59,129 42,924 50,159 Total assets $ 7,843,124 $ 7,868,217 $ 7,077,876 Liabilities Deposits $ 6,595,037 $ 7,160,307 $ 6,356,255 Subordinated debt 77,708 77,679 83,831 Borrowed funds 580,000 75,000 — Operating leases 40,779 43,229 48,160 Other liabilities 40,645 24,264 25,755 Total liabilities $ 7,334,169 $ 7,380,479 $ 6,514,001 Stockholders’ equity Common stock, par value $.01 per share 307 307 311 Additional paid-in capital 286,947 286,431 297,975 Retained earnings 330,275 308,743 260,047 Accumulated other comprehensive income (loss), net of income taxes (108,707) (107,876) 5,409 Total Amalgamated Financial Corp. stockholders' equity 508,822 487,605 563,742 Noncontrolling interests 133 133 133 Total stockholders' equity 508,955 487,738 563,875 Total liabilities and stockholders’ equity $ 7,843,124 $ 7,868,217 $ 7,077,876

Select Financial Data As of and for the As of and for the Three Months Ended Year Ended December 31, September 30, December 31, December 31, (Shares in thousands) 2022 2022 2021 2022 2021 Selected Financial Ratios and Other Data: Earnings per share Basic $ 0.81 $ 0.75 $ 0.51 $ 2.64 $ 1.70 Diluted 0.80 0.74 0.50 2.61 1.68 Core net income (non-GAAP) Basic $ 0.84 $ 0.78 $ 0.54 $ 2.74 $ 1.75 Diluted 0.83 0.77 0.53 2.70 1.72 Core net income excluding solar tax impact (non-GAAP) Basic $ 0.89 $ 0.81 $ 0.41 $ 2.83 $ 1.77 Diluted 0.87 0.80 0.40 2.79 1.75 Book value per common share (excluding minority interest) 16.57 15.90 18.11 16.57 18.11 Tangible book value per share (non-GAAP) 16.05 15.37 17.56 16.05 17.56 Common shares outstanding, par value $.01 per share(1) 30,700 30,672 31,130 30,700 31,130 Weighted average common shares outstanding, basic 30,679 30,673 31,108 30,818 31,104 Weighted average common shares outstanding, diluted 31,055 31,032 31,516 31,193 31,512 (1) 70,000,000 shares authorized; 30,700,198, 30,672,303, and 31,130,143 shares issued and outstanding, respectively, for the periods ended December 31, 2022, September 30, 2022, and December 31, 2021.

amalgamated FINANCIAL CORP.

Select Financial Data

	As of and for the Three Months Ended			As of and for the Year Ended	
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Selected Performance Metrics:					
Return on average assets	1.26 %	1.15 %	0.90 %	1.05 %	0.81 %
Core return on average assets (non-GAAP)	1.31 %	1.19 %	0.95 %	1.09 %	0.83 %
Core return on average assets excluding solar tax impact (non-GAAP)	1.38 %	1.24 %	0.72 %	1.13 %	0.84 %
Return on average equity	19.89 %	17.79 %	11.23 %	15.65 %	9.59 %
Core return on average tangible common equity (non-GAAP)	21.47 %	19.11 %	12.20 %	16.73 %	10.16 %
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	22.58 %	19.88 %	9.23 %	17.30 %	10.31 %
Average equity to average assets	6.32 %	6.44 %	8.02 %	6.74 %	8.40 %
Tangible common equity to tangible assets	6.30 %	6.00 %	7.74 %	6.30 %	7.74 %
Loan yield	4.24 %	4.11 %	4.01 %	4.03 %	3.88 %
Securities yield	4.08 %	3.35 %	2.20 %	3.14 %	2.22 %
Deposit cost	0.34 %	0.14 %	0.09 %	0.16 %	0.10 %
Net interest margin	3.56 %	3.50 %	2.77 %	3.22 %	2.77 %
Efficiency ratio [(1)]	49.70 %	49.92 %	58.94 %	53.30 %	65.25 %
Core efficiency ratio (non-GAAP) [(1)]	48.76 %	49.09 %	57.18 %	52.42 %	64.24 %
Core efficiency ratio excluding solar tax impact (non-GAAP)	47.65 %	48.24 %	62.81 %	51.68 %	63.90 %
Asset Quality Ratios:					
Nonaccrual loans to total loans	0.53 %	0.51 %	0.85 %	0.53 %	0.85 %
Nonperforming assets to total assets	0.44 %	0.69 %	0.77 %	0.44 %	0.77 %
Allowance for loan losses to nonaccrual loans	207.53 %	212.51 %	127.10 %	207.53 %	127.10 %
Allowance for loan losses to total loans	1.10 %	1.09 %	1.08 %	1.10 %	1.08 %
Annualized net charge-offs (recoveries) to average loans	0.15 %	0.29 %	0.44 %	0.16 %	0.17 %
Capital Ratios:					
Tier 1 leverage capital ratio	7.52 %	7.16 %	7.62 %	7.52 %	7.62 %
Tier 1 risk-based capital ratio	11.82 %	11.91 %	12.98 %	11.82 %	12.98 %
Total risk-based capital ratio	14.28 %	14.43 %	15.95 %	14.28 %	15.95 %
Common equity tier 1 capital ratio	11.82 %	11.91 %	12.98 %	11.82 %	12.98 %

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income amalgamated FINANCIAL CORP.

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At December 31, 2022		At September 30, 2022		At December 31, 2021	
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:						
Commercial and industrial	$ 925,641	22.5 %	$ 805,087	20.8 %	$ 729,385	22.1 %
Multifamily	967,521	23.6 %	884,790	22.9 %	821,801	24.8 %
Commercial real estate	335,133	8.2 %	338,002	8.7 %	369,429	11.2 %
Construction and land development	37,696	0.9 %	38,946	1.0 %	31,539	1.0 %
Total commercial portfolio	2,265,991	55.2 %	2,066,825	53.4 %	1,952,154	59.1 %
Retail portfolio:						
Residential real estate lending	1,371,779	33.5 %	1,332,010	34.5 %	1,063,682	32.3 %
Consumer and other	463,999	11.3 %	467,793	12.1 %	291,818	8.8 %
Total retail	1,835,778	44.8 %	1,799,803	46.6 %	1,355,500	41.1 %
Total loans held for investment	4,101,769	100.0 %	3,866,628	100.0 %	3,307,654	100.2 %
Net deferred loan origination costs	4,233		4,662		4,570	
Allowance for loan losses	(45,031)		(42,122)		(35,866)	
Total loans, net	$ 4,060,971		$ 3,829,168		$ 3,276,358	
Held-to-maturity securities portfolio:						
PACE assessments	911,877	59.2 %	856,701	57.4 %	627,394	74.4 %
Other securities	629,424	40.8 %	635,722	42.6 %	216,175	25.6 %
Total held-to-maturity securities	$ 1,541,301	100.0 %	$ 1,492,423	100.0 %	$ 843,569	100.0 %

amalgamated FINANCIAL CORP.

Net Interest Income Analysis

(In thousands)	Three Months Ended								
	December 31, 2022			September 30, 2022			December 31, 2021		
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:									
Interest-bearing deposits in banks	$ 85,886	$ 485	2.24%	$ 222,071	$ 971	1.73%	$ 561,027	$ 200	0.14%
Securities[1]	3,400,994	34,939	4.08%	3,522,863	29,735	3.35%	2,876,150	15,973	2.20%
Resell agreements	46,909	628	5.31%	232,956	1,845	3.14%	138,436	576	1.65%
Total loans, net[2][3]	3,977,554	42,492	4.24%	3,693,688	38,264	4.11%	3,177,018	32,138	4.01%
Total interest-earning assets	7,511,343	78,544	4.15%	7,671,578	70,815	3.66%	6,753,342	48,887	2.87%
Non-interest-earning assets:									
Cash and due from banks	5,267			4,783			8,072		
Other assets	289,979			265,736			249,476		
Total assets	$ 7,806,589			$ 7,942,097			$ 7,010,890		
Interest-bearing liabilities:									
Savings, NOW and money market deposits	$ 2,967,150	$ 5,161	0.69%	$ 3,031,402	$ 2,329	0.30%	$ 2,765,380	$ 1,220	0.18%
Time deposits and brokered certificates of deposit	204,185	521	1.01%	184,476	162	0.35%	215,562	187	0.34%
Total interest-bearing deposits	3,171,335	5,682	0.71%	3,215,878	2,491	0.31%	2,980,942	1,407	0.19%
Federal Home Loan Bank advances	451,032	4,713	4.15%	3,314	25	2.99%	—	—	0.00%
Other Borrowings	94,271	801	3.37%	82,009	671	3.25%	49,891	399	3.17%
Total interest-bearing liabilities	3,716,638	11,196	1.20%	3,301,201	3,187	0.38%	3,030,833	1,806	0.24%
Non-interest-bearing liabilities:									
Demand and transaction deposits	3,522,352			4,053,953			3,290,932		
Other liabilities	73,838			75,143			126,746		
Total liabilities	7,312,828			7,430,297			6,448,511		
Stockholders' equity	493,761			511,800			562,379		
Total liabilities and stockholders' equity	$ 7,806,589			$ 7,942,097			$ 7,010,890		
Net interest income / interest rate spread		$ 67,348	2.95%		$ 67,628	3.28%		$ 47,081	2.63%
Net interest earning assets / net interest margin	$ 3,794,705		3.56%	$ 4,370,377		3.50%	$ 3,722,509		2.77%
Total deposits / total cost of deposits	$ 6,693,687		0.34%	$ 7,269,831		0.14%	$ 6,271,874		0.09%
Total borrowings / total cost of funds	$ 7,238,990		0.61%	$ 7,355,154		0.17%	$ 6,321,765		0.11%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income

(2) Amounts are net of deferred origination costs and the allowance for loan losses

(3) Includes prepayment penalty interest income in 4Q2022, 3Q2022, and 4Q2021 of $82, $800, and $353, respectively (in thousands)

amalgamated FINANCIAL CORP.

Net Interest Income Analysis

	Year Ended					
	December 31, 2022			December 31, 2021		
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:						
Interest-bearing deposits in banks	$ 258,214	$ 2,186	0.85%	$ 521,681	$ 651	0.12%
Securities[1]	3,391,056	106,417	3.14%	2,461,661	54,615	2.22%
Resell agreements	182,304	4,237	2.32%	138,833	1,942	1.40%
Total loans, net[2][3]	3,615,437	145,649	4.03%	3,180,093	123,318	3.88%
Total interest-earning assets	7,447,011	258,489	3.47%	6,302,268	180,526	2.86%
Non-interest-earning assets:						
Cash and due from banks	7,126			7,853		
Other assets	273,028			259,718		
Total assets	$ 7,727,165			$ 6,569,839		
Interest-bearing liabilities:						
Savings, NOW and money market deposits	$ 2,981,688	$ 10,068	0.34%	$ 2,622,584	$ 4,788	0.18%
Time deposits and brokered certificates of deposit	195,030	987	0.51%	248,507	1,035	0.42%
Total interest-bearing deposits	3,176,718	11,055	0.35%	2,871,091	5,823	0.20%
Federal Home Loan Bank advances	114,521	4,738	4.14%	123	—	0.00%
Other Borrowings	86,205	2,854	3.31%	12,575	399	3.17%
Total interest-bearing liabilities	3,377,444	18,647	0.55%	2,883,789	6,222	0.22%
Non-interest-bearing liabilities:						
Demand and transaction deposits	3,746,152			3,017,621		
Other liabilities	82,931			116,256		
Total liabilities	7,206,527			6,017,666		
Stockholders' equity	520,638			552,173		
Total liabilities and stockholders' equity	$ 7,727,165			$ 6,569,839		
Net interest income / interest rate spread		$ 239,842	2.92%		$ 174,304	2.64%
Net interest earning assets / net interest margin	$ 4,069,567		3.22%	$ 3,418,479		2.77%
Total deposits / total cost of deposits	$ 6,922,870		0.16%	$ 5,888,712		0.10%
Total borrowings / total cost of funds	$ 7,123,596		0.26%	$ 5,901,410		0.11%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income

(2) Amounts are net of deferred origination costs (fees) and the allowance for loan losses

(3) Includes prepayment penalty interest income in December YTD 2022 and December YTD 2021 of $1.7 million and $1.7 million, respectively amalgamated FINANCIAL CORP.

Deposit Portfolio Composition

(In thousands)	Three Months Ended					
	December 31, 2022		September 30, 2022		December 31, 2021	
	Ending Balance	Average Balance	Ending Balance	Average Balance	Ending Balance	Average Balance
Non-interest-bearing demand deposit	$ 3,331,067	$ 3,522,352	$ 3,839,155	$ 4,053,953	$ 3,335,005	$ 3,290,932
NOW accounts	206,434	200,633	204,473	210,972	210,844	204,556
Money market deposit accounts	2,445,396	2,385,446	2,549,024	2,437,920	2,227,953	2,190,423
Savings accounts	386,190	381,071	384,644	382,510	375,301	370,401
Time deposits	151,699	167,138	183,011	184,476	207,152	215,562
Brokered CD	74,251	37,047	—	—	—	—
Total deposits	$ 6,595,037	$ 6,693,687	$ 7,160,307	$ 7,269,831	$ 6,356,255	$ 6,271,874

	Three Months Ended					
	December 31, 2022		September 30, 2022		December 31, 2021	
	Average Rate	Cost of Funds	Average Rate	Cost of Funds	Average Rate	Cost of Funds
Non-interest-bearing demand deposit	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
NOW accounts	0.74%	0.52%	0.34%	0.19%	0.08%	0.09%
Money market deposit accounts	1.16%	0.74%	0.43%	0.33%	0.16%	0.20%
Savings accounts	0.75%	0.49%	0.32%	0.19%	0.11%	0.11%
Time deposits	0.69%	0.41%	0.44%	0.35%	0.29%	0.34%
Brokered CD	3.83%	3.72%	0.00%	0.00%	0.00%	0.00%
Total deposits	0.57%	0.34%	0.19%	0.14%	0.08%	0.09%
Interest-bearing deposits excluding brokered CDs	1.15%	0.68%	0.41%	0.31%	0.16%	0.19%

(1) Average rate paid is calculated as the weighted average of spot rates on deposit accounts as of December 31, 2022.

Asset Quality (In thousands) December 31, 2022 September 30, 2022 December 31, 2021 Loans 90 days past due and accruing $ — $ — $ — Nonaccrual loans held for sale 6,914 5,858 1,000 Troubled debt restructured loans - accruing loans held for sale — 10,179 — Nonaccrual loans excluding held for sale loans and restructured loans 8,197 7,499 10,835 Troubled debt restructured loans - nonaccrual 13,502 12,322 13,497 Troubled debt restructured loans - accruing 6,102 18,396 24,997 Other real estate owned — — 307 Impaired securities 36 37 63 Total nonperforming assets $ 34,751 $ 54,291 $ 54,586 Nonaccrual loans: Commercial and industrial $ 9,629 $ 9,356 $ 8,313 Multifamily 3,828 3,494 2,907 Commercial real estate 4,851 4,914 4,054 Construction and land development — — — Total commercial portfolio 18,308 17,764 15,274 Residential real estate lending 1,807 675 12,525 Consumer and other 1,584 1,382 420 Total retail portfolio 3,391 2,057 12,945 Total nonaccrual loans $ 21,699 $ 19,821 $ 28,219 Nonaccrual loans to total loans 0.53% 0.51% 0.85 % Nonperforming assets to total assets 0.44% 0.69% 0.77 % Allowance for loan losses to nonaccrual loans 207.53% 212.51% 127.10 % Allowance for loan losses to total loans 1.10% 1.09% 1.08 % Annualized net charge-offs (recoveries) to average loans 0.15% 0.29% 0.44%

Credit Quality December 31, 2022 September 30, 2022 December 31, 2021 ($ in thousands) Criticized and classified loans Commercial and industrial $ 32,004 $ 26,756 $ 36,073 Multifamily 19,860 42,105 99,932 Commercial real estate 35,180 39,628 74,168 Construction and land development 16,426 2,424 7,476 Residential real estate lending 1,807 675 12,817 Consumer and other 323 1,382 420 Total loans $ 105,600 $ 112,970 $ 230,886 Criticized and classified loans to total loans Commercial and industrial 0.78% 0.69% 1.09 % Multifamily 0.48% 1.09% 3.02 % Commercial real estate 0.86% 1.02% 2.24 % Construction and land development 0.40% 0.06% 0.23 % Residential real estate lending 0.04% 0.02% 0.39 % Consumer and other 0.01% 0.04% 0.01% 2.57% 2.92% 6.98%

amalgamated FINANCIAL CORP.

Reconciliation of GAAP to Non-GAAP Financial Measures

The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the Three Months Ended			As of and for the Year Ended	
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Core operating revenue					
Net Interest income (GAAP)	$ 67,346	$ 67,628	$ 47,081	$ 239,840	$ 174,304
Non-interest income	4,226	5,003	12,361	23,897	28,389
Less: Securities (gain) loss	1,373	1,844	106	3,637	(649)
Less: Subdebt repurchase gain	—	(617)	—	(617)	—
Core operating revenue (non-GAAP)	$ 72,945	$ 73,858	$ 59,548	$ 266,757	$ 202,044
Add: Tax (credits) depreciation on solar investments	1,706	1,306	(5,337)	3,811	1,055
Core operating revenue excluding solar tax impact (non-GAAP)	$ 74,651	$ 75,164	$ 54,211	$ 270,568	$ 203,099
Core non-interest expense					
Non-interest expense (GAAP)	$ 35,570	$ 36,258	$ 35,032	$ 140,571	$ 132,255
Less: Other one-time expenses[1]	—	—	(984)	(738)	(2,466)
Core non-interest expense (non-GAAP)	$ 35,570	$ 36,258	$ 34,048	$ 139,833	$ 129,789
Core net income					
Net Income (GAAP)	$ 24,755	$ 22,944	$ 15,924	$ 81,477	$ 52,937
Less: Securities (gain) loss	1,373	1,844	106	3,637	(649)
Less: Subdebt repurchase gain	—	(617)	—	(617)	—
Add: Other one-time expenses	—	—	984	738	2,466
Less: Tax on notable items	(296)	(319)	(257)	(927)	(457)
Core net income (non-GAAP)	$ 25,832	$ 23,852	$ 16,757	$ 84,308	$ 54,297
Add: Tax (credits) depreciation on solar investments	1,706	1,306	(5,337)	3,811	1,055
Add: Tax effect of solar income	(368)	(340)	1,259	(940)	(265)
Core net income excluding solar tax impact (non-GAAP)	$ 27,170	$ 24,818	$ 12,679	$ 87,179	$ 55,087
Tangible common equity					
Stockholders' equity (GAAP)	$ 508,955	$ 487,738	$ 563,875	$ 508,955	$ 563,875
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,105)	(3,366)	(4,151)	(3,105)	(4,151)
Tangible common equity (non-GAAP)	$ 492,781	$ 471,303	$ 546,655	$ 492,781	$ 546,655
Average tangible common equity					
Average stockholders' equity (GAAP)	$ 493,761	$ 511,800	$ 562,379	$ 520,638	$ 552,173
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,232)	(3,494)	(4,299)	(3,622)	(4,748)
Average tangible common equity (non-GAAP)	$ 477,460	$ 495,237	$ 545,011	$ 503,947	$ 534,356
Core return on average assets					
Denominator: Total average assets	$ 7,806,589	$ 7,942,097	$ 7,010,890	$ 7,727,165	$ 6,569,839
Core return on average assets (non-GAAP)[2]	1.31%	1.19%	0.95%	1.09%	0.83%
Core return on average assets excluding solar tax impact (non-GAAP)[2]	1.38%	1.24%	0.72%	1.13%	0.84%
Core return on average tangible common equity					
Denominator: Average tangible common equity	$ 477,460	$ 495,237	$ 545,011	$ 503,947	$ 534,356
Core return on average tangible common equity (non-GAAP)[2]	21.47%	19.11%	12.20%	16.73%	10.16%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)[2]	22.58%	19.88%	9.23%	17.30%	10.31%
Core efficiency ratio					
Core operating revenue (non-GAAP)	$ 72,945	$ 73,858	$ 59,548	$ 266,757	$ 202,044
Core efficiency ratio (non-GAAP)	48.76%	49.09%	57.18%	52.42%	64.24%
Core efficiency ratio excluding solar tax impact (non-GAAP)	47.65%	48.24%	62.81%	51.68%	63.90%

(1) Salary and COBRA reimbursement expense for positions eliminated, plus expenses related to the termination of the merger agreement with Amalgamated Bank of Chicago

(2) Calculated using core net income (non-GAAP) and core net income excluding solar tax investments (non-GAAP), respectively, as the numerator.